Exhibit 10.16

ST. JOHN KNITS INTERNATIONAL, INCORPORATED

WRITTEN DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION

PURSUANT TO

ITEM 601(b)(10)(iii)(A) OF REGULATION S-K

Each director who does not hold a salaried position with St. John Knits International, Incorporated or with Vestar Capital Partners, absent an agreement to the contrary, shall receive an annual retainer of $40,000, in addition to an attendance fee of $2,500 for each meeting of the Board of Directors attended personally and $500 for each meeting of the Board and committee of the Board attended telephonically. Such directors may also be granted stock options at the discretion of the Board. Directors shall be reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to attending meetings.